                      HOUSLEY KANTARIAN & BRONSTEIN, P.C.
                                   Suite 700
                            1220 19th Street, N.W.
                            Washington, D.C.  20036
                           Telephone (202) 822-9611
                           Telecopier (202) 822-0140



                                 May 30, 1996



Board of Directors
Illinois Guarantee Savings Bank, FSB
210 E. Fayette Avenue
Effingham, Illinois  62401-3613

     Re: Certain Federal Income Tax Consequences Relating to Proposed Reorganization into Holding Company Format
          ------------------------------------------------------------------

Gentlemen:

     In accordance with your request, set forth hereinbelow is the opinion of this firm relating to certain federal income tax consequences of the proposed reorganization (the "Reorganization") of Illinois Guarantee Savings Bank, FSB (the "Bank") into the holding company form of ownership whereby the Bank will become a wholly-owned subsidiary of Illinois Community Bancorp, Inc. (the "Holding Company") and stockholders of the Bank will become the stockholders of the Holding Company.

     For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including, but not limited to the Agreement and Plan of Reorganization dated February 20, 1996 (the "Plan"); the federal stock charter and bylaws of the Bank; the articles of incorporation and bylaws of the Holding Company; the Affidavit of Representations dated May 30, 1996 provided to us by the Bank in connection with this opinion (the "Affidavit"), and the Proxy Statement/ Prospectus included in the Registration Statement on Form S-4 ("Form S-4") filed by the Holding Company with the Securities and Exchange Commission ("SEC") on April 9, 1996 in connection with the Reorganization. In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in the Plan.

Board of Directors
Illinois Guarantee Savings Bank, FSB
May 30, 1996
Page 2


                                  BACKGROUND
                                  ----------

     The Bank is a federal stock savings bank headquartered in Effingham, Illinois and which operates through its main office in Effingham, Illinois. The Bank was founded on April 7, 1893, as an Illinois state-chartered savings and loan association. In 1959, the Bank's deposits became federally insured. In February 1990, Illinois Guarantee converted from a state-chartered savings and loan association to a federally-chartered savings bank under its present name. In September 1995, the Bank converted to a federally chartered capital stock savings bank (the "Conversion"). As part of the Conversion and pursuant to federal regulations, the Bank established a liquidation account to reflect the inchoate interests of the depositors in the Bank's net worth at the time of the Conversion.

     The capital stock of the Bank possesses the voting, dividend and residual equity rights of the Bank. At December 31, 1995, the Bank had 4,000,000 shares of common stock ("Bank Common Stock") and 1,000,000 shares of preferred stock authorized, of which 502,550 shares of Bank Common Stock and no shares of preferred stock were issued and outstanding. There is no established market for the Bank Common Stock, nor are there any uniformly quoted prices for the trading of such shares.

     The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS"), and the Bank's savings deposits are insured up to applicable limits by the Savings Association Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. The Bank is a member of and owns capital stock in the Federal Home Loan Bank (the "FHLB") of Chicago, which is one of 12 regional banks in the FHLB System. The Bank is further subject to regulations of the Board of Governors of the Federal Reserve System governing reserves to be maintained and certain other matters. The Bank currently maintains a bad debt reserve for federal income tax purposes pursuant to Section 593 of the Internal Revenue Code of 1986, as amended (the "Code").

     The business of the Bank consists of attracting deposits from the general public and using these funds to originate mortgage loans secured by one- to four-family residences located primarily in Effingham, Illinois and surrounding areas. To a lesser extent, the Bank invests in interest-bearing deposits, U.S. Government and federal agency securities, mortgage-backed securities and local municipal securities. Illinois Guarantee also originates multi-family and commercial real estate loans, as well as automobile loans, home improvement loans and other consumer loans. The Bank's profitability depends primarily on its net interest income, which is the difference between the interest income it earns on its loans, mortgage-backed securities and investment portfolio and its cost of funds, which consists mainly of interest paid on deposits. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. When interest-earning assets

Board of Directors
Illinois Guarantee Savings Bank, FSB
May 30, 1996
Page 3


approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. At March 31, 1996, the Bank had $43.7 million in assets, $35.4 million in deposits, and $7.4 million in stockholders' equity.

     The Holding Company is an Illinois corporation formed on March 8, 1996 to become the sole stockholder of the Bank. The Holding Company has 5,000,000 shares of authorized stock, par value $.01 per share, of which 4,000,000 shares are common stock ("Holding Company Common Stock") and 1,000,000 shares are serial preferred stock. No shares of the Holding Company are issued and outstanding nor are any shares expected to be issued prior to the Reorganization, except that, pursuant to the Plan, 100,000 shares of Holding Company Common Stock are to be issued to the Bank as part of the formation of the Holding Company. Further, prior to the Reorganization, the Holding Company has not engaged in, and is not expected to engage in, any material operations.


                             PROPOSED TRANSACTION
                             --------------------

     The Board of Directors of the Bank believes that a holding company structure will provide greater flexibility than is currently enjoyed by the Bank. Present regulations applicable to savings associations limit both the types of businesses in which the Bank may engage and the amount which the Bank may invest in subsidiaries. The Bank is also limited in its ability to engage in certain corporate transactions, such as stock repurchases, by certain provisions of the Code applicable to savings associations but not to their holding companies. The Board of Directors believes that stock repurchases could improve market liquidity and enhance stockholder value. The establishment of the Holding Company as a unitary savings and loan holding company (i.e., a holding company with only one savings association subsidiary) also permits diversification of operations and the acquisition and formation of companies engaged in lines of business which, while complementary to the thrift business, should help to reduce the risks inherent in an industry which is sensitive to interest rate changes. The Bank's Board of Directors believes that acquisition or formation of such enterprises, which do not have the degree of asset and liability interest rate sensitivity inherent in the structure of a savings association, will provide a beneficial stabilizing effect on operations. Moreover, a holding company structure will help facilitate the acquisition of other financial institutions. The Holding Company presently does not intend to operate more than one savings association subsidiary. Upon consummation of the Reorganization, the Holding Company will be in a position to take immediate advantage of any acquisition opportunities which may arise, although no specific acquisition is planned at this time.

Board of Directors
Illinois Guarantee Savings Bank, FSB
May 30, 1996
Page 4


     Accordingly, the following transaction is proposed to effect the
Reorganization:

     (1) The Bank has formed the Holding Company as a wholly owned subsidiary incorporated under the laws of the State of Illinois for the purpose of initially becoming the sole stockholder of a newly formed interim federal stock savings bank, and subsequently becoming the sole holder of the capital stock of the Bank;

     (2) The Holding Company will form an interim federal stock savings bank ("Interim Federal"), which will be wholly owned by the Holding Company.

     (3) Interim Federal will merge with and into the Bank, with the Bank as the surviving corporation.

     (4)  Pursuant to such merger:
          (i) all of the issued and outstanding shares of Bank Common Stock (other than shares as to which dissenters' rights of appraisal have been properly exercised/1/) will automatically be converted by operation of law on a one-for-one basis into issued and outstanding shares of Holding Company Common Stock; and

          (ii) all of the issued and outstanding shares of common stock of Interim Federal will automatically be converted by operation of law on a one-for-one basis into an equal number of issued and outstanding shares of Bank Common Stock, which will be all of the issued and outstanding capital stock of the Bank.

     (5) As a result of the proposed transaction, the stockholders of the Bank immediately prior to the proposed transaction will, immediately after the proposed transaction, own all of the issued and outstanding stock of the Holding Company, which will in turn own all of the issued and outstanding stock of the Bank.

     The proposed transaction is to be consummated in compliance with the laws of the United States and applicable federal regulations. Consummation of the Reorganization requires, among other things, that the Plan receive the approval of at least a majority of the issued and outstanding shares of the Bank Common Stock and appropriate regulatory approval.

_____________________
/1/ Pursuant to 12 C.F.R. (S)552.14, because the Bank Common Stock is not expected to be listed on a national securities exchange or quoted on Nasdaq on the date of the stockholder meeting at which the Reorganization will be voted upon, a stockholder of the Bank will have the right to demand payment of the fair or appraised value of his or her stock as a result of the Reorganization, provided that such stockholder (i) has not voted in favor of the Plan and (ii) complies with certain procedural requirements.

Board of Directors
Illinois Guarantee Savings Bank, FSB
May 30, 1996
Page 5


     Immediately after consummation of the Reorganization in the manner set forth above, the Bank will continue to operate as a federally-chartered stock savings bank and retain its present name and federal charter. Directors of the Bank before the Reorganization will continue as Directors of the Bank after the Reorganization.


                                    OPINION
                                    -------

     Based on the foregoing and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed transaction.

     (1) The proposed transaction will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The reorganization will not be disqualified by reason of the fact that stock of the Holding Company is used in the transaction.

     (2) Interim will not recognize any gain or loss on the transfer of its assets to the Bank in exchange for Bank Common Stock and the assumption by the Bank of the liabilities, if any, of Interim.

     (3) The Bank will not recognize any gain or loss on the receipt of the assets of Interim in exchange for the transfer to Interim of Bank Common Stock.

     (4) The Bank's basis in the assets received from Interim in the proposed transaction will, in each case, be the same as the basis of such assets in the hands of Interim immediately prior to the transaction.

     (5) The Bank's holding period for the assets received from Interim in the proposed transaction will, in each instance, include the period during which such assets were held by Interim.

     (6) The Holding Company will not recognize any gain or loss upon its receipt of Bank Common Stock of the Bank in exchange for capital stock of Interim.

     (7) Stockholders of the Bank will not recognize any gain or loss upon their exchange of Bank Common Stock solely for shares of Holding Company Common Stock.

     (8) A stockholder's aggregate basis in his or her shares of Holding Company Common Stock received in the proposed transaction will be the same as the aggregate basis of his or her shares of Bank Common Stock surrendered in exchange therefor.

Board of Directors
Illinois Guarantee Savings Bank, FSB
May 30, 1996
Page 6


     (9) A stockholder's holding period in his or her Holding Company Common Stock received in the proposed transaction will include the period during which such Bank Common Stock surrendered in exchange therefor was held by such stockholder, provided that such Bank Common Stock is a capital asset in the hands of the stockholder on the date of the exchange.

     (10) Where a stockholder dissents to the proposed transaction and receives solely cash in exchange for his or her Bank Common Stock, such cash will be treated as having been received by the stockholder as a distribution in redemption of his or her Bank Common Stock, subject to the provisions and limitations of Section 302 of the Code. The bad debt reserves of the Bank will not be required to be restored to the gross income of the Bank or its successor as a result of such redemption for the taxable year of the transfer.


                               SCOPE OF OPINION
                               ----------------

     Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion subsequent to consummation of the Reorganization. Prior to that time, we undertake to update or supplement our opinion in the event of a material change in the federal income tax consequences set forth above and to file such revised opinion as an exhibit to the Registration Statement. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

Board of Directors
Illinois Guarantee Savings Bank, FSB
May 30, 1996
Page 7


                                    CONSENT
                                    -------

     We hereby consent to the filing of this opinion as an exhibit to the Form S-4 and the Form S-4, as amended, filed by the Holding Company with the SEC and as an exhibit to the Application on Form H-(e)1-S ("Form H-(e)1-S") filed by the Holding Company with the OTS with respect to the Reorganization, and to the references to this firm in the Proxy Statement/Prospectus which is a part of both the Form S-4 and the Form H-(e)1-S.

                              Very truly yours,

                              HOUSLEY KANTARIAN & BRONSTEIN, P.C.


                              By: /s/ Howard S. Parris
                                  -------------------------------
                                     Howard S. Parris